Exhibit 99.1

Rigel Announces Third Quarter 2013 Financial Results

South San Francisco, Calif. — November 5, 2013 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the third quarter and nine months ended September 30, 2013.

For the third quarter of 2013, Rigel reported a net loss of $23.8 million, or $0.27 per share, compared to a net loss of $25.5 million, or $0.36 per share, in the same period of 2012. Weighted average shares outstanding for the third quarters of 2013 and 2012 were 87.4 million and 71.6 million, respectively.

Rigel reported total operating expenses of $23.9 million in the third quarter of 2013, compared to $25.6 million for the same period in 2012. The decrease in operating expenses was primarily due to the decrease in stock-based compensation and bonus compensation expense, partially offset by certain restructuring costs incurred in the third quarter of 2013. Stock-based compensation expense decreased from $3.2 million in the third quarter of 2012 to $2.1 million in the third quarter of 2013 primarily because the majority of options granted in 2013 have a longer vesting period and a lower valuation as compared to options granted in the same period of 2012. As a result of the reduction of workforce implemented in September 2013, Rigel recorded restructuring charges of $1.7 million which consisted primarily of severance payments to the affected employees.

For the nine months ended September 30, 2013, Rigel reported a net loss of $72.2 million, or $0.83 per basic and diluted share, compared to a net loss of $73.4 million, or $1.03 per basic and diluted share, for the same period of 2012.

As of September 30, 2013, Rigel had cash, cash equivalents and available for sale securities of $230.9 million, compared to $298.2 million as of December 31, 2012.  Rigel expects to end 2013 with cash and investments in excess of $200.0 million, which is expected to be sufficient to fund operations into 2016.

Fostamatinib Update

Rigel representatives met with the FDA for an end-of-Phase 2 meeting for fostamatinib, an oral SYK inhibitor in development for patients with immune thrombocytopenic purpura (ITP).  Rigel expects to initiate two pivotal Phase 3 studies in the first half of 2014.  Each is expected to enroll approximately 75 patients who would be treated for six months and have the option to enroll in an extension study.  Both studies will be randomized, placebo-controlled and will enroll verified

ITP patients with platelet counts below 30,000 platelets per microliter of blood.   Their primary goal will be to achieve a durable platelet count increase to over 50,000 platelets per microliter of blood.  Rigel expects top line data from these studies in 2015.

“While we are disappointed with the results from the Phase 2 study with R333 in discoid lupus, we are focused on the launch of our Phase 3 studies of fostamatinib in ITP next year,” said James M. Gower, chairman and chief executive officer of Rigel.  “In 2014, we also expect to get top line data from our Phase 2 study with R348 in dry eye, and put R118, the first drug candidate from our muscle program, into the clinic,” he added.

About Rigel (www.rigel.com)

Rigel Pharmaceuticals, Inc. is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory and autoimmune diseases, as well as muscle disorders. Rigel’s pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. The Company currently has five product candidates in development: fostamatinib, an oral SYK inhibitor for ITP expected to enter Phase 3 clinical trials in the first half of 2014; R348, a topical JAK/SYK inhibitor for dry eye currently in Phase 2 clinical trials; R118, an AMPK activator entering Phase 1 in early 2014; and two oncology product candidates in Phase 1 development with partners BerGenBio and Daiichi Sankyo.

This press release contains “forward-looking” statements, including, without limitation, statements related to development plans, the timing of planned clinical trials and results, restructuring charges associated with Rigel’s reductions in force, and Rigel’s ability to fund and maintain its current development plans into 2016.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “planned,” “will,” “may,” “expect,” and similar expressions are intended to identify these forward-looking statements.  These forward-looking statements are based on Rigel’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, the availability of resources to develop Rigel’s product candidates, Rigel’s need for additional capital in the future to sufficiently fund Rigel’s operations and research, the uncertain timing of completion of and the success of clinical trials, market competition, risks associated with and Rigel’s dependence on Rigel’s corporate partnerships, as well as other risks detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.  Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

RIGEL PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)
Revenues:
Contract revenues	$—	$—	$1,400	$2,250

Operating expenses:
Research and development (see Note A)	17,574	20,186	57,282	59,014
General and administrative (see Note A)	4,677	5,383	14,964	16,997
Restructuring charges (see Note A)	1,679	—	1,679	—
Total operating expenses	23,930	25,569	73,925	76,011

Loss from operations	(23,930)	(25,569)	(72,525)	(73,761)
Interest income, net	106	113	359	393

Net loss	$(23,824)	$(25,456)	$(72,166)	$(73,368)

Net loss per share, basic and diluted	$(0.27)	$(0.36)	$(0.83)	$(1.03)

Weighted-average shares used in computing net loss per share, basic and diluted	87,430	71,636	87,240	71,505

Note A

Stock-based compensation expense included in:
Research and development	$1,035	$1,866	$3,060	$5,214
General and administrative	789	1,379	2,304	4,140
Restructuring charges	239	—	239	—
	$2,063	$3,245	$5,603	$9,354

SUMMARY BALANCE SHEET DATA

(in thousands)

	September 30,	December 31,
	2013	2012 (1)
	(unaudited)
Cash, cash equivalents and available for sale securities.	$230,882	$298,241
Total assets	239,537	310,043
Stockholders’ equity	223,402	289,096

(1)             Derived from audited financial statements